EXHIBIT 1.2

AMENDMENT TO SALES AGREEMENT
This Amendment to Sales Agreement, dated May 5, 2017 (the “Amendment”), is entered into by and between Healthcare Realty Trust Incorporated (the “Company”) and Barclays Capital Inc. (the “Agent”, and together with the Company, the “Parties”, and each, a “Party”).
WHEREAS, the Parties have entered into that certain Sales Agreement, dated February 19, 2016 (the “Agreement”) (capitalized terms used and not defined in this Amendment have the respective meanings assigned to them in the Agreement);
WHEREAS, pursuant to the Agreement and the February 2016 Sales Agreements with various other sales agents, the Company could issue and sell up to an aggregate of 10,000,000 shares of the Company’s common stock, par value $0.01 per share as part of an “at the market” offering program, of which 5,868,697 shares remain available for issuance (the “ATM Program”);
WHEREAS, the Company desires to add Fifth Third Securities, Inc. as a sales agent on the ATM Program, and the Parties desire to amend the Agreement to provide for the addition of Fifth Third Securities, Inc.
NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Amendments to the Agreement. As of the date hereof, pursuant to Section 15 of the Agreement, the Agreement is hereby amended or modified as follows:

a.	The first sentence of the second paragraph of Section 1 of the Agreement is hereby amended and restated as follows:
“The Company has also entered into sales agreements on terms substantially similar to this Agreement dated as of even date hereof with each of BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”), Cantor Fitzgerald & Co. (“CF&Co”), Credit Agricole Securities (USA) Inc. (“Credit Agricole”), and BMO Capital Markets Corp. (“BMO”), each as amended on May 5, 2017, and a Sales Agreement dated May 5, 2017 with Fifth Third Securities, Inc. (“Fifth Third”) (collectively, as amended, the “ATM Sales Agreements”). As of May 5, 2017, the aggregate number of Common Shares that may be sold pursuant to this Agreement and the ATM Sales Agreements shall not exceed 5,868,697 shares.”

b.	Section 3(b) of the Agreement is hereby amended and restated as follows:
“The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Common Shares shall be effected by or through only one of Agent, BB&T, CF&Co, Credit Agricole, Fifth Third or BMO on any single given day, and the Company shall in no event request that any two of them sell Common Shares on the same day, provided that, the Company and Agent agree that nothing herein shall prohibit the Company from terminating a Placement Notice and issuing a subsequent Placement Notice to either BB&T, CF&Co, Credit Agricole, Fifth Third, BMO or Agent on the same day, provided further that, prior to the issuance of any subsequent Placement Notice, the Company shall have terminated any outstanding Placement Notice in accordance with Section 4.”

c.	The fourth sentence of Section 6(m) is hereby amended and restated as follows:
“The Company has no subsidiaries or affiliates (collectively, “Subsidiaries”) other than those identified in Exhibit 21 to the Company’s last filed Annual Report on Form 10-K (“Exhibit 21”) or as otherwise disclosed in writing to the Agent or Agent’s counsel in connection with a Representation Date.”

d.
For the avoidance of doubt, the term “Registration Statement” referenced in the Agreement shall include the Registration Statement on Form S-3 (File No. 333-216102) that was filed by the Company, and became effective, on February 16, 2017, and the term “Prospectus Supplement” shall include the prospectus supplement filed or to be filed by the Company on or about the date hereof.

e.	The date of this Amendment shall be a Representation Date.

f.	Schedule 2 of the Agreement shall hereby be replaced in its entirety with Schedule 2 attached hereto.

g.	“Material Subsidiaries” shall be deemed to be those identified on Schedule 6(ee) attached hereto.

h.	The term “February 2016 Sales Agreements” used throughout the Agreement shall for all purposes be replaced with the term “ATM Sales Agreements.”

i.	The term “1934 Act” used throughout the Agreement shall for all purposes be replaced with the term “Exchange Act.”

2.	Miscellaneous.

a.
This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflict of laws as provided pursuant to Section 16 of the Agreement.

b.
This Amendment may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Amendment electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first written above.

HEALTHCARE REALTY TRUST INCORPORATED

By: /s/ Andrew E. Loope
Name:    Andrew E. Loope
Title: Senior Vice President, Corporate Counsel and Secretary

BARCLAYS CAPITAL INC.

By: /s/ Victoria Hale
Name: Victoria Hale
Title: Vice President

SCHEDULE 2
BARCLAYS CAPITAL INC.

Scott Kinloch	scott.kinloch@barclays.com
Daniel Sinni	daniel.sinni@barclays.com
Scott Skidmore	scott.skidmore@barclays.com
Nicholas Cunningham	nicholas.cunningham@barclays.com
HEALTHCARE REALTY TRUST INCORPORATED

David R. Emery	demery@healthcarerealty.com
Todd J. Meredith	tmeredith@healthcarerealty.com
J. Christopher Douglas	cdouglas@healthcarerealty.com
Frederick M. Langreck	rlangreck@healthcarerealty.com
John M. Bryant, Jr.	jbryant@healthcarerealty.com
B. Douglas Whitman, II	dwhitman@healthcarerealty.com
Andrew E. Loope	aloope@healthcarerealty.com
Rob Hull	rhull@healthcarerealty.com

SCHEDULE 6(ee)
Clive Wellness Campus Building One, LLC
HR 601 Broadway Unit A, LLC
HR-Pima, LLC
HR MAC II, LLC
HR Acquisition I Corporation
HR Acquisition of Pennsylvania, Inc.
HR Acquisition of San Antonio, Ltd.
HR Assets, LLC
HR Bel Air, LLC
HR First Hill Medical Building SPE, LLC
HR Fridley, LLC
HR Lowry Medical Center SPE, LLC
HR of Briargate, LLC
HR of Carolinas LLC
HR of Indiana, LLC
HR of Iowa, LLC
HR St. Francis MOB I SPE, LLC
HR St. Mary’s MOB NW SPE, LLC
HR St. Mary’s MOB South SPE, LLC
HR Summit Crossing SPE, LLC
HR Three Tree LLC
HR Unity, LLC
HR Valley North, LLC
HR West Hills Mob SPE LLC
HR West Des Moines SPE, LLC
HRP MAC III, LLC
HRT of Alabama, Inc.
HRT of Illinois, Inc.
HRT of Roanoke, Inc.
HRT of Tennessee, LLC
HRT of Virginia, Inc.
HRT Properties of Texas, Ltd.
Lakewood MOB, LLC
Maplewood MOB, LLC
Roseburg Surgery Center, LLC
Stevens Pavilion, LLC
West Norman SPE, LLC
Yakima Valley Subsidiary, LLC